Exhibit 99.1

Sophiris Bio Reports Fourth Quarter and Full Year 2015 Financial Results and Key Business Highlights

SAN DIEGO and VANCOUVER, British Columbia, March 23, 2016 – Sophiris Bio Inc. (NASDAQ: SPHS) (the “Company” or “Sophiris”), a biopharmaceutical company developing topsalysin (PRX302) for the treatment of urological diseases, today announced financial results for the three months and year ended December 31, 2015.

“Compelling data have been announced from both topsalysin programs over the past few months. Topsalysin demonstrated promising therapeutic activity in four of the initial seven patients with localized prostate cancer – including one with a complete tumor ablation. This encouraging data follows the announcement in November of 2015 that topsalysin met the primary endpoint in a Phase 3 study in BPH,” stated Randall Woods, president and CEO of Sophiris Bio. “We believe that these robust and consistent BPH results will help us secure the capital needed to advance the BPH program into the final clinical study required for marketing approval, in a non-dilutive manner such as through a development and/or commercial partner.”

Liquidity:

At December 31, 2015, we had cash, cash equivalents and securities available-for-sale of $8.4 million and net working capital of $5.6 million. We expect that our cash, cash equivalents and securities available-for-sale as of December 31, 2015 will be sufficient to fund our operations through September 2016 assuming that we do not initiate any additional clinical development of topsalysin beyond our on-going Phase 2a proof of concept study in localized prostate cancer. We will need to obtain additional capital to fund a second Phase 3 clinical trial of topsalysin for the treatment of the symptoms of BPH and for any future clinical development of topsalysin for the treatment of localized prostate cancer beyond our ongoing Phase 2a proof of concept clinical trial and to fund our ongoing operations. As of December 31, 2015, the outstanding principal balance of our term loan was $5.3 million on which we make principal and interest payments monthly.

Business Highlights:

Topsalysin BPH Program:

●

On November 10, 2015, the Company announced final positive results from its Phase 3 "PLUS-1" study of topsalysin (PRX302) as a treatment for lower urinary tract symptoms of benign prostatic hyperplasia (BPH, enlarged prostate)

o

Topsalysin met the primary endpoint of the study, demonstrating a statistically significant improvement in International Prostate Symptom Score (IPSS) total score from baseline over 12 months compared to the vehicle-only control group, p = 0.043).

o

The clinical relevance of the overall improvement in IPSS was assessed by an additional efficacy endpoint, the patient self-assessment of the impact of treatment on their quality of life. Patients reported a sustained improvement in their quality of life from Weeks 18 through 52, which was statistically significantly superior to patients treated with vehicle for every post-baseline visit beginning at week 18 (reaching p = 0.004).

o	Topsalysin continues to have an attractive safety profile, with no evidence of any treatment related sexual or cardiovascular side effects.

Topsalysin Localized Prostate Cancer Program:

●

As of December 31, 2015, a total of 18 patients with clinically significant, localized low to intermediate risk prostate cancer (prostate cancer that has not yet metastasized) had been enrolled in the ongoing Phase 2a proof of concept study.

●

On January 28, 2016, the Company announced that a review of the 6-month biopsy data from the first seven patients to complete the study showed that four patients experienced a response to treatment: One patient experienced complete ablation of the tumor where no evidence of the treated tumor remained on a targeted biopsy at 6 months; three patients experienced either a reduction in the maximum cancer core length or a reduction in Gleason pattern; three patients had no response to treatment.

●	The Company held a conference call to review clinical data with principal investigators from the BPH program and the prostate cancer program, which can be accessed at http://investor.sophiris.com.
●	The Company expects to have final data on all patients by the end of second quarter of 2016.

Woods added, “Practicing urologists view topsalysin as a compelling alternative for their BPH patients who have discontinued their oral medications and are unwilling to take the leap to the more invasive surgical procedures. Given the convenience of this four minute administration of topsalysin in the urologist’s office, 12 months of benefit and a benign safety profile, we believe topsalysin has the potential to obtain a significant position within the BPH treatment paradigm.”

Financial Results:

For the fourth quarter ended December 31, 2015

The Company reported a net loss of $2.5 million ($0.15 per share) for the three months ended December 31, 2015 compared to a net loss of $5.3 million ($0.31 per share) for the three months ended December 31, 2014.

Research and development expenses

Research and development expenses were $1.7 million for the three months ended December 31, 2015 compared to $4.1 million for the three months ended December 31, 2014. The decrease in research and development costs is attributable to decreases in the costs associated with the Company’s completed Phase 3 PLUS-1 clinical trial of topsalysin, costs associated with the manufacturing activities for topsalysin and personnel related costs. These decreases are partially offset by an increase in costs associated with the Phase 2a proof of concept clinical trial for localized low to intermediate risk prostate cancer which enrolled its first patient in the second quarter of 2015.

General and administrative expenses

General and administrative expenses were $0.7 million for the three months ended December 31, 2015 compared to $1.0 million for the three months ended December 31, 2014. The decrease is primarily due to a decrease in non-cash stock-based compensation expense, consulting, and personnel related costs.

For the year ended December 31, 2015

The Company reported a net loss of $14.2 million ($0.84 per share) for the year ended December 31, 2015 compared to a net loss of $30.7 million ($1.85 per share) for the year ended December 31, 2014.

Research and development expenses

Research and development expenses were $9.9 million for the year ended December 31, 2015 compared to $24.7 million for the year ended December 31, 2014. The decrease in research and development costs is attributable to decreases in the costs associated with the Company’s Phase 3 PLUS-1 clinical trial of topsalysin, costs associated with the manufacturing activities for topsalysin and personnel related costs. These decreases are partially offset by an increase in costs associated with the Phase 2a proof of concept clinical trial for localized low to intermediate risk prostate cancer.

General and administrative expenses

General and administrative expenses were $3.6 million for the year ended December 31, 2015 compared to $5.3 million for the year ended December 31, 2014. The decrease is primarily due to a decrease in non-cash stock based compensation expense and, to a lesser extent, decreases in legal, travel, professional, consulting, and personnel related costs.

About Sophiris

Sophiris Bio Inc. is a biopharmaceutical company developing topsalysin, a clinical-stage, targeted therapy for the treatment of urological diseases. Topsalysin is in Phase 3 clinical development for the treatment of the symptoms of benign prostatic hyperplasia (BPH) and is designed to be as efficacious as pharmaceuticals, less invasive than the surgical interventions, and without the sexual side effects seen with existing treatments. Topsalysin is also currently in a Phase 2a proof of concept study for the treatment of localized low to intermediate risk prostate cancer. For more information, please visit www.sophiris.com.

Certain statements included in this press release may be considered forward-looking, including the quote of Sophiris’ President and CEO and any expectations relating to the results of Sophiris’ Phase 3 clinical trial of BPH and the Phase 2a proof of concept trial for the treatment of localized low to intermediate risk prostate cancer and expectations about efficacy of PRX302, the timing of receipt of data from the proof of concept trial or Sophiris’ capital requirements and ability to raise capital or enter into a development agreement and continue to operate as a going concern. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Some of the risks and uncertainties that could cause actual results, performance or achievements to differ include without limitation, risks associated with raising capital and risks finding a development partner and negotiating a development agreement, the process of developing, manufacturing commercial scale drug products, obtaining regulatory approval of and commercializing treatments that are safe and effective, and in the endeavor of building a business around such treatments. All forward-looking statements are based on Sophiris’ current beliefs as well as assumptions made by and information currently available to Sophiris and relate to, among other things, anticipated financial performance, business prospects, strategies, regulatory developments, clinical trial results, market acceptance, ability to raise capital and future commitments. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Due to risks and uncertainties, including the risks and uncertainties identified by Sophiris in its public securities filings; actual events may differ materially from current expectations. Sophiris disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Peter Slover

Chief Financial Officer

(858) 777-1760

Corporate Communications and Investor Relations:

Jason Spark	Michael Moore
Canale Communications	NATIONAL Equicom
Corporate Communications and IR	Investor Relations
(619) 849-6005	(858) 886-7813
jason@canalecomm.com	mmoore@national.ca

Source: Sophiris Bio Inc.

Sophiris Bio Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	December 31,	December 31,
	2015	2014

Assets:

Current assets:

Cash and cash equivalents	$5,881	$4,123
Securities available-for-sale	2,500	18,572
Other receivables	8	16
Prepaid expenses	467	2,825

Total current assets	8,856	25,536

Property and equipment, net	17	36
Other long-term assets	19	19

Total assets	$8,892	$25,591

Liabilities and shareholders’ equity:

Current liabilities:

Accounts payable	$909	$2,633
Accrued expenses	566	2,307
Current portion of promissory notes	1,771	598

Total current liabilities	3,246	5,538

Long-term promissory notes	3,572	5,343
Stock-based compensation liability	168	22

Total liabilities	6,986	10,903

Shareholders’ equity:

Common shares, unlimited authorized shares, no par value; 17,244,736 and 16,844,736 shares issued and outstanding at December 31, 2015 and December 31, 2014	113,880	113,095
Contributed surplus	17,683	17,053
Accumulated other comprehensive gain	99	99
Accumulated deficit	(129,756)	(115,559)

Total shareholders’ equity	1,906	14,688

Total liabilities and shareholders’ equity	$8,892	$25,591

Sophiris Bio Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Operating expenses:
Research and development	$1,669	$4,080	$9,862	$24,708
General and administrative	660	1,017	3,626	5,332
Total operating expenses	2,329	5,097	13,488	30,040

Other income (expense):
Interest expense	(162)	(175)	(690)	(726)
Interest income	4	11	22	51
Gain on revaluation of warrant liability	—	—	—	49
Other expense	(12)	(19)	(41)	(46)
Total other expense	(170)	(183)	(709)	(672)

Net loss	$(2,499)	$(5,280)	$(14,197)	(30,712)
Basic and diluted loss per share	$(0.15)	$(0.31)	$(0.84)	$(1.85)
Weighted average number of outstanding shares – basic and diluted	16,989	16,845	16,881	16,586

Source: Sophiris Bio Inc.